                                                                    EXHIBIT 10.9

         *CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
        SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
                 REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

                                LICENSE AGREEMENT

Effective as of July 1, 1999 ("Effective Date"), THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD"), and Corcept Therapeutics, Inc., a Delaware corporation having an address at 525 University Avenue, Palo Alto, California 94301 ("LICENSEE"), agree as follows:

1.       BACKGROUND
         ----------

1.1 STANFORD has an assignment of the inventions entitled "Mifepristone for Psychotic Major Depression" and "Mifepristone and Alzheimer's Disease", from the laboratory of Dr. Alan Schatzberg ("Invention[s]"), as described in Stanford Dockets S97-104 and S98-048, and any Licensed Patent(s), as hereinafter defined, which may issue to such Invention(s).

1.2 STANFORD has certain technical data and information as hereinafter defined ("Technology") pertaining to the Invention(s).

1.3 STANFORD desires to have the Technology and Invention(s) perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.4 LICENSEE desires an Exclusive license under said Invention(s) and Licensed Patent(s) to develop, manufacture, use, sell, offer for sale, and import Licensed Product(s) in the Licensed Field of Use.

1.5 The Invention(s) were made in the course of research supported by the National Institutes of Health.


2.       DEFINITIONS
         -----------

2.1 "Affiliate" means any corporation or other entity that is directly or indirectly controlling, controlled by, or under common control with LICENSEE. For the purpose of this definition, "control" means the direct or indirect beneficial ownership of at least forty-nine percent (49%) in the income or stock of such corporation or other entity.

2.2 "Exclusive" means that, subject to Article 4, STANFORD shall not grant further licenses or options to license to the Invention(s), the Licensed Patent(s), or the Technology, and shall not use the Invention(s) or the Technology itself except in accordance with Section 3.3, in the Licensed Field of Use.

2.3      "Licensed Field of Use" means human therapeutics.

2.4 "Licensed Patent(s)" means any Letters Patent issued upon any U.S. Patent Applications claiming the benefit under 35 U.S.C. 119(e) of STANFORD's U.S. Provisional Patent Application, Serial Number 60/060,973 filed October 6, 1997 or U.S. Provisional Patent Application, Serial Number 60/085,703 filed May 15, 1998, any foreign patents corresponding thereto, and/or any divisions, continuations, continuations-in-part, reexaminations, or reissues thereof.

2.5 "Licensed Product(s)" means any product or part thereof in the Licensed Field of Use, the manufacture, use, sale, offer for sale, or importation of which:

         (a) Is covered by a valid, enforceable claim of an issued, unexpired Licensed Patent(s) directed to the Invention(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid and enforceable unless and until it has been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or

         (b) Is covered by any claim being prosecuted in a foreign pending application (other than in Japan) within the Licensed Patent(s), which application has not been pending for more than seven (7) years, the pendency being measured from the filing date of the first application in that country (including the international filing date of a PCT application designating that country) from which the application claims priority or benefit; or

         (c) Is covered by any claim being prosecuted in a U.S. or Japanese pending application within the Licensed Patent(s), which application has not been pending for more than ten (10) years, the pendency being measured from the filing date of the first application in that country (including the international filing date of a PCT application designating that country, but not including the filing date of any provisional application) from which the application claims priority or benefit.

2.6 "Net Sales" means the gross revenue derived by LICENSEE or an Affiliate from sales of Licensed Product(s), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by LICENSEE or an Affiliate, are included in such gross revenue, and are separately billed:

         (a)      Import, export, excise and sales taxes, and custom duties;

         (b) Costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

         (c)      Costs of installation at the place of use; and


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         (d)      Credit for returns, allowances, or trades.

2.7 "Technology" means technical data and information, including but not limited to the information contained in the Licensed Patent(s), pertaining to the Invention(s) and provided to LICENSEE, whether or not it is of a confidential nature.


3.       GRANT
         -----

3.1 STANFORD hereby grants and LICENSEE hereby accepts a license in the Licensed Field of Use under the Invention(s), the Technology, and the Licensed Patent(s) to make, use, sell, offer for sale, and import Licensed Product(s).

3.2 Said license is Exclusive, including the right to sublicense pursuant to Article 13, for a term commencing as of the Effective Date of this Agreement and ending on the expiration of the last to expire of the issued Licensed Patent(s), on a country-by-country basis, or if no patent within the Licensed Patent(s) issues in a country, shall terminate on the tenth anniversary of the first sale of a Licensed Product(s) in such country.

3.3 STANFORD shall have the right to practice the Invention(s) and use the Technology for its own bona fide research, including sponsored research and collaborations. STANFORD shall have the right to publish any information included in Technology and Licensed Patent(s).


4.       GOVERNMENT RIGHTS
         -----------------

         This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that Licensed Product(s) sold in the United States be "manufactured substantially in the United States," and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable STANFORD to satisfy its obligation thereunder, relating to Invention(s). STANFORD agrees to assist LICENSEE in obtaining a waiver of the domestic manufacture requirement if LICENSEE finds that domestic manufacture of Licensed Product(s) is not commercially feasible.


5.       DILIGENCE
         ---------

5.1 As an inducement to STANFORD to enter into this Agreement, LICENSEE agrees to use commercially reasonable efforts and diligence to proceed with the development, manufacture, and sale of Licensed Product(s) and to diligently develop markets for the Licensed Product(s), either by itself or through Affiliate(s) or sublicensee(s). Unless LICENSEE shall have filed an IND for a Licensed Product(s) by ****, LICENSEE agrees that STANFORD may terminate this Agreement. STANFORD may terminate this


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         Agreement if, after final FDA approval of an NDA for a Licensed
         Product(s), LICENSEE or an Affiliate(s) or sublicensee(s) has not sold Licensed Product(s) for a period of ****.

5.2      Progress Report - On or before September 30 of each year until LICENSEE
         ---------------
         or an Affiliate or sublicensee markets a Licensed Product(s), LICENSEE shall make a written annual report to STANFORD covering the preceding year ending June 30, regarding the progress of LICENSEE toward commercialization of Licensed Product(s), either by itself or through Affiliate(s) or sublicensee(s). Such report shall include, as a minimum, information sufficient to enable STANFORD to satisfy reporting requirements of the U.S. Government and for STANFORD to ascertain progress by LICENSEE toward meeting the diligence requirements of this
         Article 5.


6.       ROYALTIES
         ---------

6.1 LICENSEE agrees to pay to STANFORD a noncreditable, nonrefundable license issue royalty of **** and Ten Thousand (10,000) shares of LICENSEE's common stock upon signing this Agreement.

6.2 Beginning one year from the Effective Date of this Agreement and on each anniversary thereafter, LICENSEE also shall pay to STANFORD a yearly royalty of ****. Said yearly royalty payments are nonrefundable, but they are creditable against earned royalties as provided in Section 6.6.

6.3      LICENSEE shall also pay to STANFORD the following milestone payments:

         (a) **** upon the filing with the FDA by LICENSEE, or an Affiliate or sublicensee, of the first New Drug Application for a Licensed Product(s); and

         (b) **** upon the first FDA approval to LICENSEE, or an Affiliate or sublicensee, of a Licensed Product(s).

         Said milestone payments are creditable against earned royalties as provided in Section 6.6.

6.4 In addition, LICENSEE shall pay STANFORD earned royalties of **** on Net Sales. If LICENSEE is obligated to pay royalties to a non-Affiliated other entity(ies) based on Net Sales, the earned royalties LICENSEE is obligated to pay to STANFORD on Net Sales shall be reduced as follows: for the first **** of royalties paid to the other entity(ies), the earned royalty payable to STANFORD shall be reduced by **** of the percentage royalties paid to the other entity(ies); and for the next **** of royalties paid to the other entity(ies), the earned royalty payable to STANFORD shall be further reduced by **** of the percentage royalties in excess of **** paid to the other entity(ies); to a minimum of **** earned royalty payable to STANFORD for royalties paid to the other entity(ies) of


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         **** or more. For example, if LICENSEE was paying royalties to non-Affiliated other entities of ****, STANFORD would receive **** earned royalties; and if LICENSEE was paying royalties to non-Affiliated other entities of ****, STANFORD would receive **** earned royalties.

6.5 In addition, LICENSEE shall pay STANFORD, as earned royalties, **** of the net amount received as royalties or license fees (including license issue fees) from non-Affiliated sublicensee(s) for sales of Licensed Product(s). The term "net amount", with respect to any sublicensee, shall mean the amount actually received by LICENSEE from the sublicensee less any payments (such as royalties or license fees) made by LICENSEE to non-Affiliated other entities for sales of Licensed Product(s) by the sublicensee.

6.6 Creditable payments under this Agreement shall be an offset to LICENSEE against up to **** of each payment which LICENSEE would be required to pay pursuant to Sections 6.4 and 6.5 until the entire credit is exhausted.

6.7 If this Agreement is not terminated in accordance with other provisions hereof,

         (a) LICENSEE shall be obligated to pay royalties hereunder for so long as LICENSEE, by its activities in any country would, but for the license granted herein, infringe a valid, enforceable claim of an unexpired Licensed Patent(s) of STANFORD covering said activity in such country. LICENSEE's obligation to pay royalties on Net Sales shall terminate on a country-by-country basis upon the expiration of the last to expire of any issued Licensed Patent(s) in each country. If in any country all the claims of the issued patents within the Licensed Patent(s) that cover Licensed Product(s) are held invalid or unenforceable, then LICENSEE's obligation to pay royalties on Net Sales shall terminate in such country.

         (b) If no patent within the Licensed Patent(s) issues in a country outside the U.S. or Japan on or before the seventh anniversary of the filing date of the first patent application within the Licensed Patent(s) filed in such country (including the international filing date of a PCT application designating such country), LICENSEE's obligation to pay royalties on Net Sales in such country shall terminate on the anniversary date; provided, however, that if a Licensed Patent subsequently issues in that country, LICENSEE's obligation to pay royalties under Section 6.4 shall resume for the term of such Licensed Patent.

         (c) If no patent within the Licensed Patent(s) issues in the U.S. or Japan on or before the tenth anniversary of the filing date of the first patent application within the Licensed Patent(s) filed in that country (including the international filing date of a PCT application designating that country, but not including the filing date of any provisional application), LICENSEE's obligation to pay royalties on Net Sales in the U.S. shall terminate on the anniversary date; provided, however, that if a


                                       - 5 -

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                  Licensed Patent subsequently issues in the U.S. or Japan,
                  LICENSEE's obligation to pay royalties under Section 6.4 shall resume for the term of such Licensed Patent.

6.8 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to STANFORD shall be in U.S. Dollars. If LICENSEE is blocked by law or regulation in any country from remitting U.S. Dollars from such country, LICENSEE's obligation to make payments based on Net Sales in that country shall be suspended until such blockage is lifted or unless STANFORD shall accept royalty payments in such country in local currency. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due STANFORD.


7.       ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING
         -----------------------------------------

7.1      Quarterly Earned Royalty Payment and Report - Beginning with the first
         -------------------------------------------
         sale of a Licensed Product(s), LICENSEE shall make written reports (even if there are no sales) and earned royalty payments to STANFORD within thirty (30) days after the end of each calendar quarter. This report shall be in the form of the report of Appendix A and shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.3 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due STANFORD of royalties for the calendar quarter covered by such report. LICENSEE also agrees to make a written report to STANFORD and earned royalty payment within ninety (90) days after the expiration of the license pursuant to
         Section 3.2, and shall continue to make quarterly written reports and royalty payments until such time as all Licensed Product(s) produced under the Agreement have been sold or destroyed.

7.2      Accounting - LICENSEE agrees to keep and maintain records for a period
         ----------
         of three (3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records with include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by an independent public accountant selected by STANFORD and acceptable to LICENSEE not more often than once per calendar year to the extent necessary to verify reports provided for in
         Section 7.1. Such examination is to be made at LICENSEE's place of business during ordinary business hours with at least thirty (30) days prior written notice. The accountant shall report to STANFORD only whether there has been a royalty underpayment and, if so, the amount of underpayment. Such examination is to be at the expense of STANFORD, except in the event that the results of the examination reveal and underreporting of


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         royalties due STANFORD of five percent (5%) or more, then the examination costs shall be paid by LICENSEE.


8.       WARRANTIES AND NEGATION OF WARRANTIES
         -------------------------------------

8.1      STANFORD represents and warrants that:

         (a) It has the power to enter into this Agreement and to grant the rights granted herein to LICENSEE; and

         (b) It has not granted any license(s), option(s) to license, or other rights to the Invention(s), the Technology, and the Licensed Patent(s) to any other party.

8.2      Nothing in this Agreement is or shall be construed as:

         (a) A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

         (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

         (c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12;

         (d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or other persons other than Licensed Patent(s); or

         (e) An obligation to furnish any technology or technological information other than the Technology.

8.3 Except as expressly set forth in this Agreement, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.4 LICENSEE agrees that nothing in this Agreement grants LICENSEE any express or implied license or right under or to U.S. Patent 4,656,134 `Amplification of Eucaryotic Genes' or any patent application corresponding thereto.


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9.       INDEMNITY
         ---------

9.1 LICENSEE agrees to indemnify, hold harmless, and defend STANFORD, UCSF-Stanford Health Care and Stanford Health Services and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention(s), Licensed Patent(s), Licensed Product(s), or Technology by LICENSEE or its Affiliate(s) or sublicensee(s), or their customers.

9.2 STANFORD shall not be liable for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. STANFORD shall not have any responsibilities or liabilities whatsoever with respect to Licensed Product(s).

9.3 LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

9.4 In addition to the foregoing, LICENSEE shall maintain, from the commencement of the first human clinical trial by LICENSEE and thereafter during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE and its Affiliate(s) and sublicensee(s). Such insurance shall provide minimum limits of liability of $5 Million and shall include STANFORD, UCSF-Stanford Health Care, Stanford Health Services, their trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during the term of this Agreement and should be placed with carriers with ratings of at least A- as rated by A.M. Best. Prior to the commencement of any human clinical trial by LICENSEE, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring thirty (30) days prior written notice of cancellation or material change to STANFORD. LICENSEE shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of LICENSEE shall be primary coverage; insurance of STANFORD, UCSF-Stanford Health Care, Stanford Health Services shall be excess and noncontributory.


10.      MARKING
         -------

         Prior to the issuance of patents on the Invention(s), LICENSEE agrees to mark Licensed Product(s) (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the


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         issuance of one or more patents, with the numbers of the Licensed
         Patent(s), to the extent permitted by law or regulation in any country.


11.      STANFORD NAMES AND MARKS
         ------------------------

11.1 LICENSEE agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD, Stanford Health Services, or UCSF-Stanford Health Care, or that is associated with any of them, without STANFORD's prior written consent, which consent shall not be unreasonably withheld.

11.2 Notwithstanding Section 11.1, LICENSEE may issue press release(s) containing mention of STANFORD and any STANFORD faculty member or employee associated with the Invention(s), the Technology, or the Licensed Patent(s), subject to STANFORD's prior written consent, which consent shall not be unreasonably withheld. LICENSEE may subsequently issue press releases containing information previously approved for release by STANFORD.

11.3 STANFORD and LICENSEE agree that reports in scientific literature and presentations of research and development work at scientific conferences and investment conferences and any disclosures required by any law or regulation or the rules of any stock exchange are not promotional materials.


12.      PATENT PROSECUTION AND INFRINGEMENT
         -----------------------------------

12.1 After the Effective Date of this Agreement, LICENSEE shall have the primary responsibility for the filing, prosecution, and maintenance of all Licensed Patent(s), including the conduct of all interference, opposition, nullity, and revocation proceedings, using counsel of its choice reasonably acceptable to STANFORD; provided, however, that STANFORD shall have reasonable opportunity to advise and consult with LICENSEE on such matters and may instruct LICENSEE to take such action as STANFORD believes reasonably necessary to protect the Licensed Patent(s). Counsel shall provide both LICENSEE and STANFORD with copies of all material correspondence related to filing, prosecution, and maintenance of the Licensed Patent(s). Invoices for legal services shall be sent directly to LICENSEE with a copy directed to STANFORD. If LICENSEE decides to abandon any patent or patent application within the Licensed Patent(s), it shall give timely notice to STANFORD, which may continue prosecution or maintenance at its sole expense; and any such abandoned patent or patent application shall cease to be a Licensed Patent(s) as of the date of such notice.

12.2 Payment of all reasonable fees and costs relating to the filing, prosecution, and maintenance of the Licensed Patent(s) after the Effective Date of this Agreement shall be the responsibility of LICENSEE.


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12.3     STANFORD shall promptly inform LICENSEE of any suspected infringement of any Licensed Patent(s) by a third party. LICENSEE shall have the right at its expense to initiate and control any proceeding relating to any infringement by a third party or any Licensed Patent(s), any declaratory action alleging invalidity or noninfringement of any Licensed Patent(s), or any interference, opposition, nullity or revocation proceeding relating to any Licensed Patent(s) ("Protective Action"). In pursuing such Protective Action, LICENSEE shall provide STANFORD with material information related to the Protective Action and shall have the right, but not the obligation, to join STANFORD as a party to the Protective Action at LICENSEE's expense. STANFORD shall have the right to participate in the Protective Action with its own counsel at its own expense. If LICENSEE brings a Protective Action, it may enter into a settlement, consent judgment, or other voluntary final disposition of such Protective Action at its sole option. Any damages recovered by a Protective Action shall be used first to reimburse LICENSEE for the costs (including attorneys' and expert fees) of such Protective Action actually paid by LICENSEE; and the remainder, if any shall be retained by LICENSEE, except that LICENSEE shall pay STANFORD **** of said remainder.

12.4 If LICENSEE decides not to bring a Protective Action after LICENSEE receives notice from STANFORD under Section 12.3, LICENSEE shall inform STANFORD and STANFORD may institute a Protective Action. In such event, STANFORD shall control such Protective Action, including any settlement, consent judgment or other voluntary final disposition thereof at its sole option, shall bear the entire cost of such Protective Action, and shall be entitled to retain the entire amount of any recovery or settlement. STANFORD may, at its expense, join LICENSEE as a party to such Protective Action.

12.5 Should either STANFORD or LICENSEE commence a Protective Action under this Article 12 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such Protective Action, provided, however, that the sharing of past and future expenses and any recovery in such Protective Action shall be as agreed upon between STANFORD and LICENSEE.

12.6 In any Protective Action initiated by a party under this Article 12, the other party hereto shall, at the request and expense of the party initiating such Protective Action, cooperate in all respects and make available relevant records, papers, information, samples, and the like.


13.      SUBLICENSE(S)
         -------------

13.1 LICENSEE may grant sublicense(s) under the Invention(s), the Technology, and the Licensed Patent(s) to make, have made, use, sell, offer for sale, and import Licensed Product(s).


                                       - 10 -

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13.2     If LICENSEE is unable or unwilling to serve or develop a potential market or market territory, either by itself or through an Affiliate or a sublicensee of LICENSEE's choice, for which there is a willing sublicensee(s), LICENSEE will, at STANFORD's request, negotiate in good faith a sublicense(s) hereunder.

13.3 Any sublicense(s) granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

         (a) Sublicense terms and conditions shall reflect that any sublicensee(s) shall not further sublicense without the written consent of STANFORD, which consent shall not be unreasonably withheld;

         (b) The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement; and

         (c) All reports required by sublicensee(s) shall be made to LICENSEE.

         Any such sublicense(s) also shall expressly include the provisions of Articles 8 and 9 for the benefit of STANFORD and provide for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to STANFORD or its designee, in the event that this Agreement is terminated.

13.4 LICENSEE agrees to provide STANFORD a copy of that portion of any sublicense granted pursuant to this Article 13 that relates to royalty reporting and the warranty and indemnification provisions of Articles 8 and 9 of this Agreement.

13.5 LICENSEE may grant royalty-free sublicensees or cross-licenses provided LICENSEE pays all royalties due STANFORD from sublicensee's Net Sales as if such sales were made by LICENSEE or an Affiliate.


14.      TERMINATION
         -----------

14.1 LICENSEE may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by LICENSEE.

14.2     STANFORD may terminate this Agreement if LICENSEE:

         (a)      Is in default in payment of royalty or providing of reports;

         (b)      Is in material breach of any provision hereof; or

         (c)      Provides any materially incorrect report;

         and LICENSEE fails to remedy any such default, material breach, or materially incorrect report within thirty (30) days after written notice thereof by STANFORD.


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14.3     Surviving any termination or expiration are:

         (a)      LICENSEE's obligation to pay royalties accrued or accruable;

         (b) Any cause of action or claim of LICENSEE or STANFORD, accrued because of any breach or default by the other party; and

         (c) The provisions of Articles 7, 8, and 9 and any other provisions that by their nature are intended to survive.


15.      ASSIGNMENT
         ----------

         LICENSEE may assign this Agreement to an Affiliate or to a successor in interest to all or substantially all the business of LICENSEE relating to Licensed Product(s) without STANFORD's consent provided that such Affiliate or successor in interest assumes all obligations under the License; and LICENSEE shall provide STANFORD notice of any such assignment. Except for the foregoing, neither party may assign this Agreement or any portion thereof without the express written consent of the other, which consent shall not be unreasonably withheld.


16.      ARBITRATION
         -----------

16.1 Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

16.2 Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and STANFORD within thirty (30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof. The parties agree that, notwithstanding any provision of applicable law, they will not request and the arbitrator shall have no authority to award punitive or exemplary damages against any party. The costs of the arbitration shall be shared equally by the parties, and each party shall bear the costs of its own attorneys' fees and expert fees.

16.3 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time and/or issues involved in discovery.

16.4 Any arbitration shall be held in Stanford, California, unless the parties hereto mutually agree in writing to another place.

17.      NOTICES
         -------

         All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

                To STANFORD:              Office of Technology Licensing
                                          Stanford University
                                          900 Welch Road, Suite 350
                                          Palo Alto, California  94304-1850

                                          Attention:  Director

                To LICENSEE:              Corcept Therapeutics, Inc.
                                          525 University Avenue, 11th Floor
                                          Palo Alto, California 94301-1908

                                          Attention: Mr. David B. Singer

         Either party may change its address upon written notice to the other party.


18.      CONFIDENTIALITY
         ---------------

         STANFORD shall maintain the reports and information provided by LICENSEE to STANFORD under Sections 5.2, 7.1, 7.2, and 13.4 in confidence, and not disclose such reports to any third party, except as required by STANFORD's normal reporting requirements, for the purposes of this Agreement, or as required by law or regulation. STANFORD's obligation of confidentiality hereunder shall be fulfilled by using at least the same degree of care with LICENSEE's reports and information as it uses to protect its own confidential information.


19.      WAIVER
         ------

         None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.


20.      APPLICABLE LAW
         --------------

         This Agreement shall be governed by the law of the State of California applicable to agreements negotiated, executed and performed wholly within California.

21.      SEVERABILITY
         ------------

         If any portion of this Agreement shall be held to be invalid or unenforceable under the law or regulation of any jurisdiction, such holding of invalidity or unenforceability shall not affect the remainder of the Agreement, which shall continue in full force and effect.


22.      ENTIRE AGREEMENT
         ----------------

         This Agreement constitutes the entire agreement between LICENSEE and STANFORD and supersedes all prior communications, understandings, and agreements with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement signed by both LICENSEE and STANFORD.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

                           THE BOARD OF TRUSTEES OF THE LELAND
                           STANFORD JUNIOR UNIVERSITY

                           Signature: /s/ Katharine Ku

                           Name:  Katharine Ku

                           Title:  Director, Technology Licensing

                           Date:  June 30, 1999

                           LICENSEE

                           Signature: /s/ Joseph K. Belanoff

                           Name: Joseph K. Belanoff

                           Title:  Chief Executive Officer

                           Date:  6/15/99